New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:
Energy Edge Technologies Corporation

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 26 day of September , 2012

Resolves, that Article     5                                                      of the Certificate of Incorporation be amended to read as follows:

The total number of shares that this corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock with a par value of $0.00001.

3.	The number of shares outstanding at the time of the adoption of the amendment was: 96,617,872

The total number of shares entitled to vote thereon was:	96,617,872

If the shares of any class or series of shares are entitled to vote therein as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not Applica table).

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
65,919,789	1,916,342

5. If the amendment provides for the exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be affected. (Omit if not palatable).

6.	Other provisions: (Omit if not applicable).

BY:	/s/ Joseph Ragosta
Chief Executive Officer
(Signature)

Dated this 6th      day of        November           , 20 12

May be executive by eh Chairman of the Board, or the President, or the Vice President of the Corporation.